Exhibit 99.1

WMG ACQUISITION CORP. REPORTS FISCAL SECOND QUARTER

ENDING MARCH 31, 2005

Quarter Overview

•      WMG Acquisition Corp. revenues grew 4.4% to $767 million, with both Recorded Music and Music Publishing contributing to growth.

•      Digital revenue of $35 million or 4.6% of total revenue contributed to the growth. Digital revenue amounted to $25 million in the first fiscal quarter of 2005 and $32 million for the full fiscal year 2004.

•      Selling general and administrative expenses fell to 38.2% of revenue compared to 43% last year, reflecting benefits of restructuring initiatives.

•      Operating income was $27 million, compared to an operating loss of $21 million for the same period last year.

•      Overall operating income before depreciation and amortization (OIBDA) was $88 million up 83.3% from $48 million last year. Excluding FAS 123 charges of $7 million, total OIBDA amounted to $95 million up 97.9% from last year’s comparable quarter.

•      Cash balance as of March 31, 2005 amounted to $440 million.

NEW YORK, May 16, 2005 – WMG Acquisition Corp., a wholly owned subsidiary of Warner Music Group Corp. (NYSE: WMG), today reported fiscal second quarter earnings for the period ended March 31, 2005. Warner Music Group Corp. second quarter earnings are required to be filed with the SEC by the end of June 2005.  In 2004, Warner Music Group Corp. and its subsidiaries changed their fiscal year-end to September 30 from November 30. As such, WMG Acquisition Corp. restated prior quarters starting October 1, 2003, under the new fiscal-year format, to enhance comparability between periods.

WMG Acquisition Corp.’s quarterly revenue was $767 million, an increase of 4.4% or up 1.2% on a currency-adjusted basis, when compared to the three months ending March 2004. International revenue was approximately 53% of total revenue. Consolidated operating income was $27 million, up from a prior year loss of $21 million in last year’s comparable quarter.  The period-over-period operating income growth was driven by double-digit percentage increases from both Recorded Music and Music Publishing.  Net loss in the quarter was $18 million, compared to the prior period loss of $45 million.  WMG Acquisition Corp. also reported a cash balance as of March 31, 2005 of $440 million.

Recorded Music

Recorded Music revenue expanded by 4.9% to $621 million (up 1.9% currency adjusted), led by digital sales mostly offset by declines in physical sales.  Major sellers in the quarter were Green Day, Michael Bublé, T.I., and Big & Rich.  Recorded Music OIBDA grew to $72 million from $21 million in last year’s comparable quarter and operating income was $30 million compared to a $23 million operating loss in last year’s comparable quarter as benefits from the Atlantic Records restructuring initiative and higher margin digital products contributed to results.  Recorded Music OIBDA margin rose to 11.6% versus 3.5% in last year’s comparable quarter and operating income swung to positive $30 million from a $23 million loss in last year’s comparable quarter.

Music Publishing

Music Publishing revenue climbed by 3.4% to $154 million, due mainly to a benefit from foreign currency exchange rates. Increases in performance and synchronization royalties were offset by overall declines in mechanical revenues.  OIBDA improved to $47 million from $45 million, and operating income increased to $32 million from $24 million in last year’s comparable quarter.  Music Publishing OIBDA margin improved marginally, while operating income advanced 33.3% to $32 million.

About Warner Music Group

Warner Music Group, with its broad roster of new stars and legendary artists, is one of the world’s major music companies. The company is home to a collection of some of the best-known record labels in the music industry including Atlantic, Bad Boy, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through 37 affiliates and numerous licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, a global music publisher, with a catalog of more than one million copyrights worldwide. For more information about Warner Music Group, visit our corporate website at www.wmg.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.

# # #

Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
212-275-2244	212-275-4790
will.tanous@wmg.com

Figure 1. WMG Acquisition Corp. – Unaudited Consolidated Income Statement, Three Months and Six Months Ended 3/31/05 versus 3/31/04 (dollars in millions)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004(a)	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004(a)

Revenues:	$767	$735	$1,855	$1,913
Costs and Expenses:
Cost of revenue	(400)	(388)	(981)	(1,036)
Selling, general and administrative	(293)	(316)	(624)	(707)
Amortization of intangible assets	(47)	(52)	(93)	(112)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)
Restructuring costs	—	—	—	(8)
Total Costs and Expenses	(740)	(756)	(1,698)	(2,882)
Operating Income	$27	$(21)	$157	$(969)
Interest expense	(35)	(9)	(71)	(12)
Net investment-related losses	—	—	—	(9)
Equity in losses of equity-method investees	—	(3)	(1)	(12)
Deal-related and transaction costs	—	—	—	(63)
Other expense, net	—	—	4	(7)
Income (loss) before income taxes	(8)	(33)	89	(1,072)
Income tax expense (benefit)	10	12	42	119
Net income (loss)	$(18)	$(45)	$47	$(1,191)

(a) - The three-month period ended March 31, 2004 is the combination of the two months ended February 29, 2004 of the predecessor company and one month ended March 31, 2004 of the successor company.  The six—month period ended March 31, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and one month ended March 31, 2004 of the successor company.

Figure 2. WMG Acquisition Corp. – Unaudited Segment Income Statement, Three Months and Six Months Ended 3/31/05 versus 3/31/04 (dollars in millions)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004(a)	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004(a)

Recorded Music:
Revenue	$621	$592	$1,561	$1,620
OIBDA	72	21	266	158
Depreciation and amortization	(42)	(44)	(84)	(99)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)
Operating Income	30	(23)	182	(960)

Music Publishing:
Revenue	154	149	309	308
OIBDA	47	45	71	72
Depreciation and amortization	(15)	(21)	(29)	(42)
Operating Income	32	24	42	30

Total:
Revenue	767	735	1,855	1,913
OIBDA	88	48	278	199
OIBDA (excluding FAS 123 expense)	95	48	287	199
Depreciation and amortization	(68)	(69)	(130)	(149)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)
Operating Income	27	(21)	157	(969)

(a) - The three-month period ended March 31, 2004 is the combination of the two months ended February 29, 2004 of the predecessor company and one month ended March 31, 2004 of the successor company.  The six-month period ended March 31, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and one month ended March 31, 2004 of the successor company.

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and other intangible assets (which we refer to as “OIBDA”). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S.

Figure 3. WMG Acquisition Corp. — OIBDA Reconciliation
(unaudited; dollars in millions)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004(a)	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004(a)
OIBDA (excluding FAS 123 expense)	$95	$48	$287	$199
FAS 123 expense	7	—	9	—
OIBDA	88	48	278	199
Depreciation expense	(14)	(17)	(28)	(37)
Amortization expense	(47)	(52)	(93)	(112)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)
Operating income (loss)	27	(21)	157	(969)
Interest expense	(35)	(9)	(71)	(12)
Net investment-related losses	—	—	—	(9)
Equity in losses of equity-method investees	—	(3)	(1)	(12)
Deal-related and transaction costs	—	—	—	(63)
Other expense, net	—	—	4	(7)
Income (loss) before income taxes	(8)	(33)	89	(1,072)
Income tax expense (benefit)	10	12	42	119
Net income (loss)	$(18)	$(45)	$47	$(1,191)

(a) - The three-month period ended March 31, 2004 is the combination of the two months ended February 29, 2004 of the predecessor company and one month ended March 31, 2004 of the successor company.  The six-month period ended March 31, 2004 is the combination of the five months ended February 29, 2004 of the predecessor company and one month ended March 31, 2004 of the successor company.